Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison & Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS, INC. ANNOUNCES NOTIFICATION OF NYSE

MKT LISTING DEFICIENCY

Company Expects to Submit a Plan to Regain Compliance

KNOXVILLE, TN, November 30, 2016 — Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced receipt of notification (the “Deficiency Letter”) from the NYSE MKT LLC that the Company is not in compliance with certain NYSE MKT continued listing standards relating to stockholders’ equity.

Specifically, the Deficiency Letter indicated that the Company is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide (requiring stockholders’ equity of $6.0 million or more if the Company has reported losses from continuing operations and/or net losses in its five most recent fiscal years). As of September 30, 2016, the Company had stockholders’ equity of approximately $5.3 million. The Company is required to submit a plan to the NYSE MKT by December 23, 2016 advising of actions it has taken or will take to regain compliance with the continued listing standards by May 23, 2018. The Company’s management is exploring its options moving forward. Currently, the Company intends to submit a plan by the December 23, 2016 deadline. If the Company does not submit a plan or if the plan is not accepted, NYSE Regulation will take action to cite the Company’s noncompliance with Section 1003(a)(iii) of the NYSE MKT Company Guide as an additional basis for delisting, in addition to the “abnormally low” trading price of the shares of the Company’s common stock, which was the basis for NYSE MKT’s determination on October 13, 2016 to immediately suspend trading of the Company’s common stock and class of warrants with an exercise price of $0.85 per share expiring June 19, 2020 (the “Listed Warrants”) and commence delisting procedures, which determination the Company is currently appealing. If the plan is accepted, the Company will be subject to periodic reviews and continued compliance with the plan. If the Company is not in compliance with the continued listing standards as of May 23, 2018, or does not make progress consistent with the plan, NYSE MKT will initiate delisting proceedings.

The Company’s common stock and Listed Warrants currently trade on the OTCQB under the symbols “PVCT” and “PVCTWS,” respectively, and the Company expects that these securities will continue to trade on the OTCQB while it attempts to regain compliance with the NYSE MKT listing standards noted above. The NYSE MKT notification does not affect the Company’s business operations or its SEC reporting requirements.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals is investigating new therapies for the treatment of skin cancer, liver cancer and breast cancer. Provectus’ investigational oncology drug, PV-10, is an ablative immunotherapy under investigation in solid tumor cancers. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented by those described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies;

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization;

•	our ability to raise capital through our proposed rights offering; and

•	whether our securities remain listed on the NYSE MKT.

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